Avantor® Announces Planned Retirement of Rajiv Gupta, Board Chairman

Gupta to retire at the end of his current term on May 12, 2022, after more than a decade of service, during which time Avantor has transformed into a global life sciences leader

Radnor, Pa. (USA) – Feb. 15, 2022 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission-critical products and services to customers in the life sciences, advanced technologies and applied materials industries, today announced that Rajiv Gupta (76) will retire from Avantor’s Board at the end of his current term and will not stand for re-election at the annual stockholders meeting to be held on May 12, 2022. The Board will announce the selection of a new Board chair later this month.
"On behalf of our entire organization, I want to thank Raj for his vision and guidance in helping to build Avantor into a global life sciences leader,” said Michael Stubblefield, President and CEO of Avantor. “A true business pioneer, Raj has a tremendous track record of value creation and has been a mentor to so many colleagues at Avantor, working tirelessly to position the company for long-term success. We wish him all the best in his future endeavors."
“It has been an honor serving as Board Chairman of Avantor,” said Rajiv Gupta. “Nearly a dozen years ago I, along with members of New Mountain Capital, set out to build a differentiated life sciences platform that would empower the global scientific community. Today, Avantor is the embodiment of our vision, and I could not be prouder of the positive impact that the company has had on each of its stakeholders. With a superb management team and Board, and a compelling mission, Avantor is well positioned for continued success.”
Gupta has served as Avantor’s Board Chairman since August 2010. He is currently a Senior Advisor to New Mountain Capital, LLC and serves as Board Chairman of Aptiv PLC. Previously, Gupta served as Chairman of Delphi Automotive PLC, from April 2015 to November 2017, when it separated into two companies. For ten years, he served as Chairman and Chief Executive Officer of Rohm and Haas Company, when it was acquired by Dow Chemical.

More information about Avantor’s board is available at avantorsciences.com.

Avantor Avantor®, a Fortune 500 company, is a leading global provider of mission-critical products and services to customers in the biopharma, healthcare, education & government, and advanced technologies & applied materials industries. Our portfolio is used in virtually every stage of the most important research, development and production activities in the industries we serve. Our global footprint enables us to serve more than 225,000 customer locations and gives us extensive access to research laboratories and scientists in more than 180 countries. We set science in motion to create a better world. For more information, please visit www.avantorsciences.com and find us on LinkedIn, Twitter and Facebook.

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Avantor
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Avantor
781-375-8051
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SOURCE Avantor and Financial News